Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-167108 and 333-175047 on Form S-3 of our reports dated February 29, 2012, relating, to (1) the consolidated financial statements of DCP Midstream Partners, LP (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to Discovery Producer Services, LLC, (b) the retrospective adjustment for the January 1, 2011 acquisition by DCP Midstream Partners, LP of 33.33% of DCP Southeast Texas Holdings, GP from DCP Midstream, LLC, which was accounted for in a manner similar to a pooling of interests, (c) the preparation of the consolidated financial statements of DCP Southeast Texas Holdings, GP from the separate records maintained by DCP Midstream, LLC, and (d) the retrospective adjustment for changes to the preliminary purchase price allocation for Marysville Hydrocarbon Holdings, Inc.) and (2) the effectiveness of DCP Midstream Partners, LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 29, 2012